Exhibit 99.2

                             Tarpon Industries Inc.


Tarpon Industries Signs Definitive Agreement to Acquire J & J Tube


Accretive Mechanical Tube Acquisition

MARYSVILLE,  MI -- (MARKET WIRE) -- 04/06/06 -- Tarpon  Industries,  Inc. (AMEX:
TPO), a manufacturer and distributor of structural and mechanical steel tubing and engineered steel storage rack systems, today announced that it has signed a definitive agreement to purchase the assets of J & J Tube Inc. ("J&J") for approximately $5 million less closing adjustments. The transaction would be paid for through a combination of cash, seller notes and Tarpon Stock. This acquisition is expected to be accretive to earnings. J & J Tube is located in southern Kentucky (Russell Springs, KY) and is a manufacturer of mechanical steel tubing. J & J sells primarily to the agricultural gate and fencing markets.

The definitive agreement to acquire J & J is subject to completion of due diligence and certain closing conditions. The conditions include the presentation of a clean environmental report and delivery of audited financial statements, which may vary from the company's unaudited statements and representations. Accordingly, there can be no assurance that the acquisition will be consummated. Tarpon is in the process of securing financing for the acquisition, which is expected to close in the late second quarter or early third quarter of 2006.

"The acquisition of J & J would be an excellent addition for Tarpon," said Tarpon Chairman and CEO, J. Peter Farquhar. "Their product line is complementary to our Steelbank Tubular mechanical tubing platform. This acquisition would provide us with a manufacturing presence in the heart of the US mechanical steel tubing market."

"The acquisition of J & J supports Tarpon's top line growth strategy by providing the manufacturing platform to increase our market share in targeted mechanical tube industries such as fence framework, agricultural panels, kennels, and other mechanical tube applications. The Steelbank Sales and Marketing team is very excited at the opportunity to expand customer base and increase product mix. We believe we can offer significant value to existing customers while developing new markets for J & J," said Jim Bradshaw, Tarpon Vice President, Mechanical Tube Division.

About J & J Tube.

Headquartered in Russell Springs, Kentucky, (approximately one and one-half hours from Lexington), J & J Tube manufactures and distributes mechanical steel tubing, producing sizes up to 3" round. J & J's primary market is agricultural gate and fencing. The Company also performs fabrication services such as custom cutting, de-dimpling, swaging, notching, coping and punching.

Tarpon Industries, Inc.

Tarpon Industries, Inc., through its wholly owned subsidiaries within the United States and Canada, manufactures and sells structural and mechanical steel tubing and engineered steel storage rack systems. Through an aggressive acquisition-driven business model, the company's mission is to become a larger and more significant manufacturer and distributor of structural and mechanical steel tubing, engineered steel storage rack systems and related products. For more information, please visit Tarpon's website at http://www.tarponind.com .

Forward-Looking Statements

Certain statements made by Tarpon in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales, our ability to successfully integrate acquisitions, changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors, costs related to legal and administrative matters, our ability to realize cost savings expected, inefficiencies related to production that are greater than anticipated, changes in technology and technological risks, foreign currency fluctuations, increased fuel costs, increased steel costs as it relates to our selling price, work stoppages and strikes at our facilities and those of our customers, the presence of downturns in customer markets where the company's goods and services are sold, financial and business downturns of our customers or vendors, and other factors, uncertainties, challenges, and risks detailed in Tarpon's public filings with the Securities and Exchange Commission. Tarpon does not intend or undertake any obligation to update any forward-looking statements.

Contacts:
Barbara Sacha
Tarpon Industries, Inc.
810.364.7421
TARPONIR@tarponind.com